EXHIBIT 99.25(k)(4)

FUND ACCOUNTING AGREEMENT

THIS AGREEMENT, effective as of March 13, 2026 is made by AAM/Wilshire Infrastructure Fund (the “Fund”), and UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”).

WHEREAS, the Fund is a non-diversified, closed-end fund registered under the 1940 Act (as defined below) and authorized to issue Shares; and

WHEREAS, the Fund and UMBFS desire to enter into an agreement pursuant to which UMBFS shall provide fund accounting services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       Appointment. The Fund hereby appoints UMBFS as fund accountant of the Fund for the period and on the terms set forth in this Agreement. UMBFS accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.       Services as Fund Accountant

(a)       Subject to the direction and control of the Fund’s Board of Trustees and utilizing information provided by the Fund and its current and prior agents and service providers, UMBFS will: (1) calculate daily net asset values of the Fund (i) in accordance with the Fund’s operating documents as provided to UMBFS, (ii) based on security valuations provided or directed by the Fund and pricing service(s) as provided herein, and (iii) based on expense accrual amounts provided by the Fund or a representative or agent of the Fund; (2) maintain all general ledger accounts and related sub-ledgers needed as a basis for the calculation of the Fund’s net asset values; and (3) communicate at an agreed-upon time the net asset values for the Fund to parties as agreed upon from time to time. As used in this Agreement, the term “investment adviser” shall mean the Fund’s investment adviser(s), all sub-advisers or persons performing similar services. The duties of UMBFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against UMBFS hereunder. In the event UMBFS is asked to correct any action taken or inaction by any prior service provider then UMBFS shall provide such services and be entitled to such compensation as the parties may mutually agree.

(b)       The Fund, under the supervision of its Board of Trustees, shall cause its officers, investment adviser(s), legal counsel, independent accountants, administrator, transfer agent, custodian and other service providers and agents to cooperate with UMBFS and to provide UMBFS with such information, documents and communications relating to the Fund as necessary and/or appropriate or as requested by UMBFS, in order to enable UMBFS to perform its duties hereunder. The Fund shall use its best efforts to cause any of its former officers, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian or other service providers to provide UMBFS with such information, documents and communications as necessary and/or appropriate in order to enable UMBFS to perform its duties hereunder. In connection with its duties hereunder, UMBFS shall (without investigation or verification) reasonably be entitled and is hereby instructed to, rely upon any and all instructions, communications, information or documents provided to UMBFS by an authorized officer, representative or agent of the Fund or by any of the aforementioned persons. UMBFS shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund. UMBFS shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, investment adviser(s) or service provider until receipt of written notice thereof from the Fund.

(c)       To the extent required by Rule 31a-3 under the 1940 Act, UMBFS hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. Subject to the terms of Section 6, and where applicable, UMBFS further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records which are maintained by UMBFS for the Fund.

(d)       It is understood that in determining security valuations, UMBFS employs one or more pricing services, as directed by the Fund, to determine valuations of portfolio securities for purposes of calculating net asset values of the Fund. UMBFS shall price the securities and other holdings of the Fund for which market quotations or prices are available by the use of such services. For those securities where (i) prices are not provided by the pricing service(s) utilized by UMBFS, (ii) the price provided by the pricing service is believed by the adviser to be unreliable, or (iii) a significant event has occurred that will affect the value of the securities (as determined by the adviser), the Fund, under the supervision of its Board of Trustees and acting through its Valuation Committee, shall approve, in good faith, the method for determining the fair value of the securities. The Fund, under the supervision of its Board of Trustees and acting through its Valuation Committee, shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to UMBFS the resulting prices for use in its calculation of net asset values. UMBFS is authorized to rely on the prices provided by such service(s) or by the authorized representative of the Fund without investigation or verification.

(e)       It is understood that the Fund’s investment adviser(s) have and retain primary responsibility for all compliance matters relating to the Fund under the 1940 Act, the Internal Revenue Code of 1986, as amended, and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus and Statement of Additional Information. UMBFS’ monitoring and other functions hereunder shall not relieve the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

3.       Fees; Delegation; Expenses

(a)       In consideration of the services rendered pursuant to this Agreement, the Fund will pay UMBFS a fee, computed daily and payable monthly based on monthly net assets, plus out-of-pocket expenses incurred by UMBFS, each as provided in Schedule A. In addition, to the extent that UMBFS corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, UMBFS shall be entitled to additional fees as provided in Schedule A. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to the Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. Fees shall be adjusted in accordance with Schedule A or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Fund or enhancements to current services.

(b)       For the purpose of determining fees payable to UMBFS, net asset value shall be computed in accordance with the Fund’s Prospectus and resolutions of the Fund’s Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)       UMBFS will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. UMBFS shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: security pricing services; outside auditing and legal expenses; expenses in connection with the electronic transmission of documents and information; research and statistical data services; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.

(d)       Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Fund agrees to pay all fees within thirty days of receipt of each invoice.

4.       Proprietary and Confidential Information. UMBFS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where UMBFS may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund. In case of any requests or demands for inspection of the records of the Fund, UMBFS will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of UMBFS or any of its employees, agents or representatives, and information which was already in the possession of UMBFS prior to the date hereof, shall not be subject to this paragraph.

5.       Limitation of Liability

(a)        UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS’ willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, UMBFS shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reasonable reliance upon written or oral instructions, communications, data, documents or information (without investigation or verification) received by UMBFS from an authorized officer, representative or agent of the Fund, (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), or representatives of the Fund, or (iii) any action taken or omission by the Fund, investment adviser(s) or any past or current service provider.

(b)        UMBFS assumes no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond its reasonable control. UMBFS will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its control.

(c)         The Fund agrees to indemnify and hold harmless UMBFS, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) UMBFS’ actions or omissions except to the extent a Claim resulted from UMBFS’ willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) UMBFS’ reasonable reliance on, implementation of or use of (without investigation or verification) communications, instructions, requests, directions, information, data, security valuations, records and documents received by UMBFS from any other representative or agent of the Fund, or (iii) any action taken by or omission of the Fund, investment adviser(s) or any past or current service provider.

(d)         In no event and under no circumstances shall the Indemnified Parties be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6.       Term

(a)       This Agreement shall become effective with respect to the Fund as of the date hereof. This Agreement shall continue in effect with respect to the Fund for a three-year period beginning on the date of this Agreement (the “Initial Term”). Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to the Fund for successive annual periods (each a “Renewal Term”).

(b)       In the event this Agreement is terminated by the Fund prior to the end of the Initial Term or any subsequent Renewal Term, the Fund shall be obligated to pay UMBFS the remaining balance of the fees payable to UMBFS under this Agreement through the end of the Initial Term or Renewal Term, as applicable. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Fund, UMBFS shall deliver the records of the Fund to the Fund or its successor service provider at the expense of the Fund in a form that is consistent with UMBFS’s applicable license agreements, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by UMBFS. In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Fund or a Fund(s), and UMBFS’ agreement to provide additional Services in connection therewith, UMBFS shall provide such Services and be entitled to such compensation as the parties may mutually agree. UMBFS shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

7.       Non-Exclusivity. The services of UMBFS rendered to the Fund are not deemed to be exclusive. UMBFS may render such services and any other services to others, including other investment companies. The Fund recognizes that from time to time directors, officers and employees of UMBFS and its affiliates may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that UMBFS or its affiliates may enter into other agreements with such other entities.

8.       Governing Law; Invalidity. This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9.       Notices. Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party. Such notices shall be sent to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to UMBFS:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department

If to the Fund:	AAM/Wilshire Infrastructure Fund
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: President

10.       NPORT / NCEN Representations. The Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT services provided under the Accounting Agreement (the “Data”):

(a)       To comply with all laws, rules and regulations applicable to accessing and using the Data;

(b)       To not extract the Data from the view-only portal;

(c)       To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

(d)       To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

(e)       To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

11.       Entire Agreement. This Agreement, together with the Schedule attached hereto, constitutes the entire Agreement of the parties hereto.

12.       Fund Limitations. This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the Fund.

13.        Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer.

UMB Fund Services, Inc.	AAM/Wilshire Infrastructure Fund

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Schedule A

to the

Fund Accounting Agreement

Services

General

Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Accounting Services

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for the Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board of Trustees;

d.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in the Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of the Fund and maintain undistributed gain or loss balance as of each day;

f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for the Fund as mutually agreed upon.

3.	General Ledger Accounting and Reconciliation:

a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Fund’s Administrator. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of the Fund as reported by the Fund’s Transfer Agent. Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Fund as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.

4.	Compute NAV in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per-share amounts on the basis of shares outstanding reported by the Fund’s Transfer Agent.

b.	Issue daily reports detailing per share information of the Fund to such persons (including Transfer Agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Schedule B

to the

Fund Accounting Agreement

Fees

Fund Accounting and Administration

Out-of-Pocket and Other Expenses

Out-of-pocket expenses include but are not limited to portfolio pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of shareholder reports and prospectuses; customized reporting; third-party data provider/ research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); photocopying; binders; dividers; color copies; storage fees for fund records; express delivery charges; travel on behalf of fund business; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with current pricing schedule. Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems. Other expenses will be charged in accordance with the Administrator’s current pricing schedule, as well as fees for research services and other service interface fees (including but not limited to CCH, NASDAQ and IDC pricing and other security information services).

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